UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of Earliest Event Reported): June 13, 2012

FIRST CAPITAL BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Virginia	001-33543	11-3782033
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4222 Cox Road Glen Allen, VA		23060
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (804) 273-1160

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 13, 2012, First Capital Bancorp, Inc. (the “Company”) and First Capital Bank, the wholly-owned subsidiary bank of the Company, entered into an underwriting agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O”Neill & Partners, L.P., as representatives of the several underwriters listed on Schedule A thereto (collectively, the “Underwriters”), and the United States Department of the Treasury (the “Selling Shareholder”), relating to the Selling Shareholder’s offer and sale of 10,958 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $4.00 per share, of the Company (the “Preferred Stock”). Under the terms of the Underwriting Agreement, the Underwriters agreed to purchase the Preferred Stock from the Selling Shareholder at a price of $906.3084 per share, and to sell the Preferred Stock to the public through a modified dutch auction at an initial public offering price of $920.1100 per share. The Company will not receive any of the proceeds from the offering. The offering is expected to close on or about June 19, 2012. The Underwriting Agreement contains customary representations, warranties and covenants by the Company. It also provides for customary conditions to closing, indemnification rights, other obligations of the parties and termination provisions.

The offering has been made pursuant to the Company’s effective registration statement on Form S-1 (File No. 333-180891) filed with the Securities and Exchange Commission on April 23, 2012, as amended, and a prospectus thereunder dated June 13, 2012.

The foregoing summary of the terms of the Underwriting Agreement is only a brief description of certain terms therein, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by such document, a copy of which is attached hereto as Exhibit 1.1 and incorporated herein by reference.

Item 9.01 Financial Statement and Exhibits

(d)	Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement dated June 13, 2012, by and among First Capital Bancorp, Inc., First Capital Bank, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners, L.P., as representatives of the several underwriters listed on Schedule A thereto, and the United States Department of the Treasury.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST CAPITAL BANCORP, INC.

June 14, 2012	By:	/s/ John M. Presley
John M. Presley
Chief Executive Officer and Managing Director

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